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                                                                    EXHIBIT 99.1
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 TranSwitch Corporation Announces Record Revenues and Profitable Fourth Quarter
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(Shelton, CT) January 21, 1999 -- TranSwitch Corporation (NASDAQ:TXCC) announced today that it posted record revenues and net income for the fourth quarter and the year ended December 31, 1998.

Total revenues for the fourth quarter of 1998 were $13,692,000, a 64% increase over total revenues of $8,334,000 reported for the fourth quarter of 1997. In addition, the Company reported net income of $2,501,000, or diluted earnings per share of $0.16, for the fourth quarter of 1998, compared to net income of $433,000, or diluted earnings per share of $0.03, for the fourth quarter of 1997.

Total revenues for the year ended December 31, 1998 were $44,169,000, an increase of 63% over the $27,084,000 reported for the year ended December 31, 1997. The Company reported net income of $6,003,000, or diluted earnings per share of $0.40, for the year ended December 31, 1998, compared to a net loss of $1,873,000, or a per-share loss of $0.15, for 1997.

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